Exhibit 10.4
AMENDMENT NO. 5
TO
AMERICA WEST CO-BRANDED CARD AGREEMENT
THIS AMENDMENT NO. 5 TO AMERICA WEST CO-BRANDED CARD AGREEMENT (“Amendment No. 5”) is dated August 28, 2008 (“Effective Date”), by and between US AIRWAYS GROUP, INC., a Delaware corporation (“US Airways Group”), and BARCLAYS BANK DELAWARE formerly known as JUNIPER BANK (“Juniper Bank”).
RECITALS
WHEREAS, America West Airlines, Inc. (“America West”) and Juniper Bank are parties to that certain America West Co-Branded Card Agreement, dated January 25, 2005 (the “Original Agreement”);
WHEREAS, US Airways Group merged with America West’s parent company, America West Holdings Corporation, and America West assigned its rights and obligations under the Original Agreement to US Airways Group pursuant to that certain Assignment and First Amendment to America West Co-Branded Card Agreement, dated August 8, 2005 (the “First Amendment”), as amended by that certain Amendment No. 2 to America West Co-Branded Card Agreement, dated September 26, 2005 (the “Second Amendment”), as amended by that certain Amendment No. 3 to America West Co-Branded Card Agreement, dated December 29, 2006 (the “Third Amendment”) and as amended by that certain Amendment No. 4 to America West Co-Branded Card Agreement, dated December 5, 2007, (the “Fourth Amendment” and together with the First Amendment, Second Amendment, Third Amendment and the Original Agreement, the “Agreement”);
WHEREAS, on May 25, 2006, Juniper Bank changed its name to Barclays Bank Delaware;
WHEREAS, Juniper Bank and ** entered into an Agreement dated as of the Effective Date, whereby Juniper Bank will **;
WHEREAS, in consideration of entering into **, US Airways Group and Juniper Bank agreed to amend and modify certain terms of the Agreement to incorporate the terms of the provisions of **; and
WHEREAS, US Airways Group and Juniper Bank now desire to amend and modify the Agreement to incorporate such terms of **.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. Definitions. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Agreement.
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2. Amendment.
a.	The definition of “Dual Branding Period” in Section 1 of the Agreement is deleted in its entirety and replaced with the following:
““Dual Branding Period” means the period during which Juniper Bank and Bank of America shall each have the right to market co-branded credit cards bearing the Marks of US Airways Group. Said period shall begin on the Commencement Date and end on December 31, 2008 when Juniper Bank becomes the exclusive issuer of the co-branded credit cards bearing the Marks of US Airways Group. **.”
b.	The definition “Total Managed Expense” in Section 1 of the Agreement is deleted in its entirety and replaced with the following:
““Total Managed Expense” means actual cost of funds, net credit and fraud losses, **, acquisition costs including, Purchased Credit Card Relationships amortization expense, **, New Account Fee and ** Fee, Base Miles, Adjustment Miles, Bonus Miles, Renewed Account Fee expense, the Merger Bonus Payment, Annual Bonus Payment, **.”
c.	Section 2.2.2 of the Agreement is deleted in its entirety and replaced with the following:
“Net New Purchase Transactions. For purposes of this Agreement, “Net New Purchase Transactions” means the aggregate amount of purchases of goods and services posted to Accounts less all credits to Accounts for returned merchandise, or disputed billing items. In no event shall Net New Purchases include (i) purchases or balance transfers that are posted to an Account that has been reported lost or stolen (unless such purchases or balance transfers represent bona fide purchases or a Qualifying Balance Transfers posted to a lost or stolen Account, on which fees have not yet been paid by Juniper Bank); (ii) balance transfers cash advance transactions and/or cash advance transaction fees; and (iii) annual fees, finance charges, and any other bank fee or charge posted to the Account (such fees include, but are not limited to, late fees, return check fees, over-limit fees, credit insurance premiums, collection costs and administrative fees). The amount so spent shall be rounded to the nearest dollar ($.50 will be rounded up) for purposes of determining the ** Fee and the Base Miles to be credited to the FF Participant’s Account.”
d.	Section 4.2.2 of the Agreement is deleted in its entirety and replaced with the following:
“4.2.2. Fees. During the Term of this Agreement, Juniper Bank shall pay a ** Fee to US Airways Group equal to ** for each Base, Bonus or Adjustment Mile awarded by Juniper Bank to an Account and accounts from **. In addition to the ** Fee, Juniper Bank shall pay a fee for the use of the US Airways Marks, marketing channels, administrative support and brand equity (“** Fee”) as follows:
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(a) From the Effective Date up to and including **:
•	For each ** of Net New Purchase Transactions on Cards bearing US Airways Marks in which Cardholders earn ** Mile per **, a fee of **;
•	For every ** of Net New Purchase Transactions on Cards bearing US Airways Marks in which Cardholders earn ** Mile per **, a fee of **; and
•	For each Bonus or Adjustment Mile awarded by Juniper Bank on a Card bearing US Airways Marks, a fee of **.
(b) As of ** and thereafter:
•	For each ** of Net New Purchase Transactions on Cards bearing US Airways Marks in which Cardholders earn ** Mile per **, a fee of **;
•	For every ** of Net New Purchase Transactions on Cards bearing US Airways Marks in which Cardholders earn ** Mile per **, a fee of **; and
•	For each Bonus or Adjustment Mile awarded by Juniper Bank on a Card bearing US Airways Marks, a fee of **.
Notwithstanding the foregoing, to the extent that Juniper Bank awards Bonus Miles as incentives for ** cardholders to use the new Juniper Bank issued MasterCard, Juniper Bank shall pay a ** Fee to US Airways Group equal to ** in addition to the ** Fee for each such Bonus Mile awarded to such ** cardholders.
In addition, US Airways Group will award Base and Bonus Miles as follows:
(i) US Airways Group shall award Base Miles as set forth in Exhibit A and Exhibit B attached hereto.
(ii) US Airways Group will from time to time award Bonus Miles to Accounts. Bonus Miles will be awarded as agreed from time to time by the parties for, by way of example only and not limitation, rewards to Customers when they open Accounts, rewards to Affinity Cardholders for engaging in certain categories of transactions as the parties may agree, including, but not limited to, the use of an Account to purchase US Airways Group tickets. Bonus Miles shall be in addition to Base Miles awarded per Net New Purchase Transactions.”
e.	Section 4.8 of the Agreement is deleted in its entirety and replaced with the following:
“4.8 **.”
** Confidential Treatment Requested.

f.	The first sentence of the second paragraph of Section 4.6(ii) of the Agreement is deleted in its entirety and replaced with the following:
“In the event Juniper Bank terminates this Agreement pursuant to this Section 4.6, US Airways will promptly repay an amount equal to **.”
g.	Section 9.2 of the Agreement is deleted in its entirety and replaced with the following:
“9.2 Exceptions. Notwithstanding the provisions set forth in Section 9.1 above, US Airways may **.”
h.	Section 18(vii) of the Agreement is deleted in its entirety and replaced with the following:
“(vii) **.”
i.	The Agreement is amended by adding the following new sub-Sections (ix) (x) and (xi) at the end of Section 18:
“(ix) On or before the Effective Date, US Airways Group has granted **.
(x) As of **, US Airways Group will no longer be required to ** with respect to account acquisition marketing.
(xi) As of the Effective Date, US Airways Group shall exclude from all lists it provides in connection with marketing or soliciting credit cards any contact information (e.g., name, street address or e-mail address) concerning a US Airways Group FF Participant that is a cardholder of an account in the **.
j.	The Agreement is amended by adding the following new Sections 27, 28, 29, and 30 at the end of the Agreement:
“27. SERVICING ACKNOWLEDGEMENT.
US Airways Group acknowledges that mechanics of executing ** will require ** to service ** for a commercially reasonable time until** and consents to such servicing by **.
28. PAYMENT ACKNOWLEDGEMENT
US Airways Group acknowledges that during the ** Juniper Bank will be relying on reports from ** to calculate payments due to US Airways Group under the Agreement and reliance on such reports. During the ** for payments due on the accounts in ** the ** calendar day time frame for payment set forth in each of the foregoing sections shall be extended to no later than ** calendar days. In the event Juniper Bank does not receive the required reports from ** by the ** calendar day, it will advise US Airways Group and US Airways Group shall provide an estimated
** Confidential Treatment Requested.

report of miles awarded to ** in the particular month. Juniper Bank shall make payment to US Airways for ** based on said report by the later of the ** calendar day or five business days after receipt of the report from US Airways Group. Upon receipt of the report from **, Juniper Bank will determine the amount of the payment due based on said report and apply any over or under payment in the next month. Moreover, US Airways Group acknowledges that payments made during the ** will be made based on limited reporting from **. Upon **, Juniper Bank shall conduct an audit of Fees earned during the ** on such accounts and make an adjustment (either upward or downward) to Fees paid in the month following completion of the audit. It is expressly noted that nothing herein shall be deemed to change the time for payment to be made for Fees earned on the Accounts on Juniper Bank’s processing system.”
29. **
The parties acknowledge that, with respect to the **, Juniper Bank intends to make commercially reasonable efforts to **. In the event that Juniper Bank elects not to **, the parties agree that Juniper Bank may either **. If Juniper Bank elects option (i) above, it shall **. For the avoidance of doubt, the parties agree that **.
30. **
Juniper Bank will implement an auto-enrollment program with ** to continue the enrollment of ** accounts and any other acquired accounts ** sponsored by US Airways, Inc. Juniper Bank will use commercially reasonable efforts to extend the ** to Accounts acquired **.
3. Effectiveness. This Amendment No. 5 shall be effective on the Effective Date. In the event that ** does not take place, this Amendment No. 5 shall have no force and effect and shall be null and void for all purposes with the Agreement reverting back to the previous status quo, effective as of and from the Effective Date without any further action by either party.
4. Effect. Except as set forth in this Amendment No. 5, the Agreement shall remain in full force and effect and each of US Airways Group and Juniper Bank hereby restates and affirms all of the terms and provisions of the Agreement. If any conflict exists between the terms and provisions of the Agreement and this Amendment No. 5, the terms and provisions of this Amendment No. 5 will govern and control.
5. Entire Agreement. The Agreement, as amended by this Amendment No. 5, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.
6. Counterparts. This Amendment No. 5 may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart signature page by facsimile shall be effective as a manually executed signature page.
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** Confidential Treatment Requested.

IN WITNESS WHEREOF, Juniper Bank and US Airways Group have executed and delivered this Amendment No. 5 as of the date first written above.

US AIRWAYS GROUP, INC.		BARCLAYS BANK DELAWARE
Formerly known as JUNIPER BANK

/s/ J. Scott Kirby		/s/ Lloyd Wirshba

By:	J. Scott Kirby	By:	Lloyd Wirshba
Title:	President	Title:	Chief Executive Officer